EXHIBIT 10.7

As noted in your Long-Term Incentive (“LTI”) Program letter, Glatfelter Corporation (“Glatfelter” or “the Company”) is providing you with the opportunity to receive a Cash Restoration payment intended to keep your long-term incentive compensation value whole subject to your continued employment with Glatfelter through the respective vesting dates. The Cash Restoration component represents 25% of your full 2024 LTI award value and is granted outside of Glatfelter’s Amended and Restated 2022 Long-Term Incentive Plan.

You are eligible to receive a gross Cash Restoration payment of $VALUE, provided you remain actively employed by Glatfelter through the respective vesting dates as outlined below.

2024 Cash Restoration Award Details

Your Cash Restoration value is outlined below:

You must remain continuously employed with Glatfelter through each vesting date to receive payment of the applicable tranche of the Cash Restoration. If you terminate your Service prior to a vesting date for any reason other than a “CIC Termination” (as defined below in the Appendix), you will forfeit all unvested tranches of your Cash Restoration for no consideration.

Upon vesting, each tranche of the Cash Restoration will be paid in a lump sum cash payment as soon as administratively feasible after each respective vesting date, but no later than 60 days

EXHIBIT 10.7
following the vesting date. Payment of each tranche of the Cash Restoration is subject to all applicable taxes and deductions under federal, state and local law or regulation.

Additional Transaction-Related Details; Termination

The Cash Restoration will remain outstanding and continue to vest under the vesting schedule set forth above on and after the closing of the proposed merger of Berry Global’s HHNF business with Glatfelter (“Transaction”).

Notwithstanding the foregoing, if you terminate your Service with Glatfelter due to a “CIC Termination” (as defined below in the Appendix), the next unvested tranche of the Cash Restoration will vest on the date of the CIC Termination as if you remained employed through the next vesting date.

–Example: If the Transaction closes in September 2024 and the participant has a CIC Termination, the participant will have accelerated vesting on the termination date of the first tranche of the Cash Restoration that would have otherwise vested on 12/31/2024 as if they remained employed on that date (i.e., 1/3 of the Cash Restoration will vest). The unvested second and third tranches of the Cash Restoration will be forfeited as of the termination date.

–Example: If the Transaction closes in September 2025 and the participant has a CIC Termination, the participant will have accelerated vesting on the termination date of the second tranche of the Cash Restoration that would have otherwise vested on 2/28/2026 as if they remained employed on that date (i.e., the second tranche of 1/3 of the Cash Restoration will vest). The unvested third tranche of the Cash Restoration will be forfeited as of the termination date.

In the event that you are on inactive status (i.e., short- & long-term disability, military leave, leave of absence, etc.) at any time prior to the third vesting date, your Cash Restoration payment will be prorated for the amount of time your employment status is inactive.

Section 409A

All provisions of this Memorandum are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (“Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Memorandum that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of the Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. For purposes of Section 409A, each installment payment provided under this Memorandum shall be treated as a separate payment. If any payment provided for herein would be subject to additional taxes and interest under Section 409A if the recipient’s receipt of such payment is not delayed until the earlier of the date that is six months after the date of the recipient’s “separation from service”, then such payment will be paid within 30 days after the end of the six month period (or within 90 days of the recipient’s death, if earlier).

EXHIBIT 10.7

Appendix

Definitions

a."Board” means the board of directors of the Company, as it may be constituted from time to time.

b.“Cause” will mean (i) an act or acts of personal dishonesty taken by the participant and intended to result in substantial personal enrichment of the participant at the expense of the Company, (ii) the participant’s willful, deliberate and continued failure to substantially perform for the Company the normal material duties related to participant’s job position which are not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) violation by the participant of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest, Code of Business Conduct, and any other written policy of the Company, which violation could result in the termination of the participant’s employment; or (iv) the conviction of the participant of a felony.

c.“CIC Termination” will mean with respect to a participant employed by the Company immediately prior to a Change in Control, the participant’s (i) involuntary Separation from Service by the Company other than for Cause or (ii) voluntary Separation from Service for Good Reason, in each case upon or following a Change in Control and before the third vesting date of the Cash Restoration.

d.“Change in Control” means:

i.The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (excluding, for this purpose, the Company, its Subsidiaries, and any employee benefit plan of the Company or its subsidiaries) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

ii.Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease in any 12-month period for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be an Incumbent Director, but excluding for this purpose, any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Third Party other than the Board; or

iii.Consummation of (A) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company

EXHIBIT 10.7
immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (B) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

The Committee may provide for a more restrictive definition of Change in Control in an
Agreement as required to comply with Section 409A of the Code. For the avoidance of doubt, the Transaction will constitute a Change in Control.

e.“Good Reason” will mean “Good Reason” as defined in the participant’s Change in Control Employment Agreement for those participants subject to such agreement; otherwise, “Good Reason” will mean (i) a material diminution in the participant’s base salary, or (ii) a material change in the geographic location at which the participant must perform services (for this purpose, a requirement that the participant’s services be performed at a location less than forty (40) miles from the location where the participant previously performed services will not be considered a material change. In order for termination to be for Good Reason, within ninety (90) days after the occurrence of any of the events listed in clauses (i) or (ii) above, (x) the participant must deliver written notice to the Company of his/her intention to terminate his/her employment for Good Reason specifying in reasonable detail the facts and circumstances deemed to give rise to the participant’s right to terminate his/her employment for Good Reason, (y) the Company will not have cured such facts and circumstances within thirty (30) days after delivery of such notice by the participant to the Company, and (z) the participant must have a Separation from Service no later than thirty (30) days following the expiration of such thirty (30) day cure period.

f.“Separation from Service” means the termination of the participant’s employment with the Company and all A\affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1).

The Long-Term Incentive Plan document and prospectus are available upon request.